Exhibit 1

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT, dated as of September 13, 2007, is made by and between MarkWest Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and MarkWest GP, L.L.C., a Delaware limited liability company (the “General Partner”).  The Partnership and the General Partner are collectively referred to herein as the “Parties” and each individually as a “Party.”  Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, the Parties hereby acknowledge and agree that Schedule 13D is filed on behalf of each such Party and that all subsequent amendments to the Statement on Schedule 13D shall be filed on behalf of each of the Parties without the necessity of filing additional joint acquisition statements.  The Parties hereby acknowledge that each Party shall be responsible for timely filing of such amendments, and for the completeness and accuracy of the information concerning such Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other Party, except to the extent that such Party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the Parties hereto have executed this Joint Filing Agreement as of the day and year first above written.

MARKWEST ENERGY PARTNERS, L.P.

By:	MarkWest Energy GP, L.L.C.,
its general partner

	By:	/s/ ANDREW L. SCHROEDER
Andrew L. Schroeder
Vice President and Treasurer

MARKWEST GP, L.L.C.

By:	/s/ ANDREW L. SCHROEDER
Andrew L. Schroeder
Vice President and Treasurer